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Exhibit 10(m)

CONSULTING AND NON-COMPETE AGREEMENT

        This Consulting and Non-Compete Agreement (hereinafter the "Agreement") is made and entered into by and between Thomas B. Mackey (hereinafter referred to as "Mr. Mackey") and Tenet Healthcare Corporation on behalf of itself and its affiliates (collectively hereinafter referred to as "Tenet").

        WHEREAS, Mr. Mackey has served as the Chief Operating Officer of Tenet Healthcare Corporation; and

        WHEREAS, Mr. Mackey and Tenet have mutually agreed to Mr. Mackey's retirement from employment as of November 7, 2002 on the terms set forth herein; and

        WHEREAS, Tenet desires to retain Mr. Mackey as a consultant for a period of time to perform certain consulting services to Tenet in conjunction with matters with which he has had experience with Tenet, and Mr. Mackey desires to provide such consulting services to Tenet;

        NOW, THEREFORE, the parties hereto agree as follows:

1.    Retirement:    The parties agree that as of Mr. Mackey's last day worked, Tenet will pay Mr. Mackey all compensation due him through November 7, 2002, and Mr. Mackey will be eligible for a prorated payment, if any, under the Tenet Healthcare Corporation Annual Incentive Plan for the period ending November 7, 2002, on the same terms as payments, if any, are generally provided to the reporting executive officers of Tenet employed during such period, excluding any discretionary award. Furthermore, Mr. Mackey shall receive any distributions to which he is entitled from Tenet's Executive Deferred Compensation and Supplemental Savings Plan, a nonqualified benefits plan, in accordance with the terms of such plan. Mr. Mackey acknowledges and agrees that the next day following his retirement from the company, November 8, 2002 ("the Effective Date"), the consulting arrangement will commence and that certain letter agreement between Tenet and Mr. Mackey dated as of January 13, 1999 (as the same may have existed on the Effective Date, the "Employment Letter") shall terminate and be of no further force and effect, except as set for in Section 3f below. As of the Effective Date, Mr. Mackey will not be authorized to bind or make any commitments on behalf of Tenet. Tenet agrees that as of Mr. Mackey's retirement date, his employment will be formally terminated and, except as expressly set forth herein, Mr. Mackey will have no further obligation to provide services to Tenet and shall be deemed to have resigned from all officerships and directorships of any and all affiliates or investees of Tenet. From and after the Effective Date, except as set forth herein and for the reimbursement of business expenses incurred by Mr. Mackey prior to the Effective Date, Mr. Mackey shall not be entitled to any compensation, benefits and/or perquisites from Tenet except such as may arise under law, Tenet's bylaws or compensatory plans in which he is a continuing participant.

2.    Consulting Services:    Mr. Mackey agrees that during the period commencing with the Effective Date and terminating on November 7, 2004 ("the Consulting Period"), he will provide consulting services to Tenet and/or its representatives, during normal business hours and upon reasonable notice, in connection with any matter with which he previously had experience at Tenet or which is otherwise within his area of expertise or experience. Mr. Mackey acknowledges and agrees that with reasonable notice he shall make himself available for such consulting assignments. When requested to provide consulting services, Mr. Mackey shall endeavor to do so in a professional, diligent and workmanlike manner, providing Tenet, its affiliates and management with the benefits of his best, informed and professional judgment. Tenet agrees that during the Consulting Period and thereafter, it will provide to Mr. Mackey the fees and benefits specified herein as compensation for Mr. Mackey's consulting services and other agreements set forth herein. If consultancy services are sought by Tenet after the end of the Consulting Period, Mr. Mackey agrees that he will provide those services at a fee of Five Thousand Dollars ($5,000) a day.

3.    Compensation:    Mr. Mackey acknowledges and agrees that he shall not be an employee of Tenet during the Consulting Period, and that he shall perform all such consulting services as an independent contractor. Tenet will, as an accommodation, deduct standard withholding authorized by law from Mr. Mackey's cash compensation, and said cash compensation will be paid on a bi-weekly basis pursuant to Tenet's customary payroll schedule.

        a.    Fees.    For the first three (3) months from the Effective Date, Tenet will pay Mr. Mackey a monthly fee commensurate with his monthly salary at Tenet immediately prior to the Effective Date (i. e., Sixty-Five Thousand Dollars ($65,000) ("Initial Fees") and any matching contributions for which Mr. Mackey may be eligible with respect to the Initial Fees pursuant to the terms of the Tenet 401k plan.

        b.    Reimbursement:    Tenet further agrees to reimburse Mr. Mackey for any and all reasonable expenses incurred at Tenet's request and with Tenet's consent in connection with his providing consulting services, in accordance with Tenet's customary reimbursement policies, including, but not limited to, such expenses as (i) local automobile mileage at the rate established by the United States Internal Revenue Service; (ii) first class airline tickets purchased for domestic travel; and (iii) all authorized reasonable hotel, meal, telephone, fax and other out-of-pocket expenses incurred in connection with Mr. Mackey's approved travel and consulting services, so long as Mr. Mackey provides to Tenet acceptable documentation of or receipts for such expenses. During the Consulting Period, when Mr. Mackey is traveling at Tenet's request, Tenet will use its "best efforts" to provide travel for Mr. Mackey on the same basis as was done while he was a Tenet employee; if Tenet is unable to provide that travel, Mr. Mackey will be reimbursed for first class travel, as discussed above.

        c.    Options:    Mr. Mackey is currently the holder of options to acquire [1,380,000] shares of Tenet Healthcare Corporation common stock. Tenet hereby agrees that with respect to such options, Mr. Mackey will have the rights of a holder who has retired with the consent of Tenet Healthcare Corporation for purposes of the applicable stock incentive or option plan under which such options were originally granted and that, in accordance therewith, such options shall vest and be exercisable over the full term provided in their original grant. In the event of a change of control while such options remain outstanding, such options will be accorded the same treatment as is provided to the most senior level executives of Tenet under any applicable change of control severance protection plans then in existence. No additional options will be granted during the Consulting Period.

        d.    Health and Welfare Benefits and Perquisites:    Tenet agrees that during the Consulting Period, it will provide Mr. Mackey with an automobile allowance at a rate equal to the rate at which such allowance was provided immediately prior to the Effective Date, as well as health, life, dental and vision insurance and Execuplan benefits at a level commensurate with that which Tenet provides to its most senior executives. If Tenet adopts retiree health and welfare benefits, Mr. Mackey and his dependents will be eligible for such benefits, subject to the terms of the plan for retirees. At the end of the Consulting Period Mr. Mackey will be offered COBRA conversions to applicable plans. Long Term Disability coverage will not be provided under this Agreement. Additionally, club membership dues and other related fees will not be provided by Tenet under this Agreement.

        e.    SERP:    Tenet further agrees that the entire Consulting Period commencing with the Effective Date and continuing for twenty-four months shall be included for purposes of determining Mr. Mackey's final benefit under the Tenet Supplemental Executive Retirement Plan ("SERP"). Tenet will provide written confirmation to Mr. Mackey of the length of credited service he will have in the SERP at the end of the Consulting Period. If he so elects, Mr. Mackey will be eligible to receive the early retirement benefit from that plan at the end of the Consulting Period. The parties agree that

Mr. Mackey's SERP benefit will not be diminished as a result of including the Consulting Period years to the credited years of service. If Tenet enhances the financial security of the SERP, such additional financial security shall be applied to Mr. Mackey to the extent applied to retirees under the plan.

        f.    Relocation:    Tenet agrees for the time of the Consulting Period that Mr. Mackey remains in his Santa Barbara home as his primary residence, Mr. Mackey will continue to receive the mortgage differential for Mr. Mackey's residence in accordance with the terms of the Employment Letter. Tenet further agrees that if at any time during the Consulting Period Mr. Mackey decides to relocate from Santa Barbara, Tenet will provide relocation assistance to him on the terms set forth in the Employment Letter.

        g.    Office Support:    Tenet agrees that during the Consulting Period, Mr. Mackey will be provided secretarial support if necessary on any consulting matters for Tenet. During the Consulting Period, Tenet will also provide Mr. Mackey with Perot IT support to maintain a home office and upon expiration of the Consulting Period, Mr. Mackey may retain his home office equipment, including but not limited to his computer, fax machine and related equipment.

4.    Litigation Support:    Mr. Mackey agrees that during the Consulting Period and thereafter he will cooperate fully with Tenet in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred in any operations under Mr. Mackey's supervision. Such continuing duty of cooperation shall include making himself available to Tenet, upon reasonable notice, for depositions, interviews, and appearance as a witness, furnishing information to Tenet and its legal counsel upon request and otherwise complying with Tenet's reasonable requests and instructions with respect to such matters. Mr. Mackey shall be reimbursed for reasonable business expenses related to litigation assistance he provides. Reasonable business expenses include, but are not limited to, such documented expenses as (i) first-class airline tickets purchased for domestic travel and (ii) all authorized reasonable hotel, meal, telephone, fax and other out-of-pocket expenses incurred in connection with Mr. Mackey's travel on behalf of Tenet.

5.    Confidential Information:    Mr. Mackey acknowledges that he has held sensitive executive positions with Tenet and its subsidiaries and that, by virtue of having held such positions, he has had access to and has received or developed confidential information and trade secrets pertaining to Tenet's operations which are proprietary to Tenet and which have not been disclosed to the public. Mr. Mackey agrees that he shall keep all such information confidential and that he shall not disclose any such information to any other person, except as may be required by law or with the consent of Tenet. Without limiting the generality of the foregoing, Mr. Mackey agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to confidential information concerning Tenet, its operations, officers or directors which is confidential and/or proprietary to Tenet and which has not been disclosed to the public. Mr. Mackey further agrees that he will not respond to or in any way participate in or contribute to any public discussion or other publicity concerning or related to the circumstances surrounding his retirement, the issues leading up to his retirement, Tenet senior management, or any other matters concerning his employment with Tenet or Tenet's business or affairs which are confidential and/or proprietary to Tenet and which has not been disclosed to the public. Mr. Mackey agrees that if any public statements or press releases are issued by him or with his assistance which fall within the scope of this paragraph, he will obtain Tenet's consent prior to their release. Mr. Mackey further agrees that he will notify Tenet of any subpoena or Demand for Production of documents with which he is served and that he will not otherwise provide any confidential and/or proprietary Tenet information or documents to any non-governmental third party concerning the business of Tenet or his conduct as an employee of Tenet without the prior written consent of Tenet's General Counsel, Christi Sulzbach, or her successor. Mr. Mackey further agrees that any disclosure by him of any of Tenet's confidential or proprietary information referred to herein, which disclosure is materially adverse to Tenet, its subsidiaries or related companies or entities, or its and/or their operations, officers or directors, or any other non-compliance with the terms of this paragraph shall constitute a material breach of this Agreement. Disclosure to Mr. Mackey's attorneys and advisors to inform their advice and counsel to him shall be excluded from the foregoing prohibitions. Except as expressly set forth in paragraph 3 above and the parties' joint defense agreement, all files, forms, brochures, books, materials, correspondence, memoranda, documents, manuals, computer disks, software products and lists, and other property of Tenet that have in the past or may in the future come into the possession or control of Mr. Mackey as a result of his being an employee of or consultant to Tenet shall at all times remain the property of Tenet and not of Mr. Mackey and shall be returned to Tenet promptly upon request and in any event upon conclusion of the Consulting Period or joint defense arrangement.

6.    Non-Compete:    Mr. Mackey agrees not to accept any employment or independent contracting arrangement during the Consulting Period that would interfere or conflict with his provision of the Consulting Services. Mr. Mackey agrees that during the Consulting Period, unless express written approval is granted by the President or Chief Executive Officer of Tenet, he shall not, directly or indirectly, for his own benefit or for the benefit of another, carry on or participate in the ownership, financing, management or control of, or be employed by, or serve as a director of, or consult for, or license or provide know how to, or otherwise render services to, or allow his name or reputation to be used in or by, any other present or future business enterprise that competes with Tenet or its subsidiaries or affiliates in any of the lines of business in geographic areas in which Tenet or such subsidiaries or affiliates are now engaged anywhere in the world. During the Consulting Period, Mr. Mackey also agrees that, unless express written approval is granted by the President or Chief Executive Officer of Tenet, he will not (i) directly or indirectly solicit or encourage in any manner the resignation or reaffiliation of any employee, physician, contractor, or professional health care provider or provider organization that is employed by, affiliated or associated with Tenet; (ii) directly or indirectly solicit or divert customers, patients, or business of Tenet; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with Tenet. Mr. Mackey agrees that any violation of the provisions of this paragraph will constitute a material breach of this Agreement, and without limiting any of its other remedies, at Tenet's election the Consulting Period will thereupon cease, payments and other benefits provided during the Consulting Period will terminate and Mr. Mackey shall refund any payments and other benefits received during any period of non-compliance with this paragraph. Nothing contained herein shall limit the right of Mr. Mackey, as an investor, to beneficially own and make investments in publicly traded securities of any corporation or other entity that competes in the lines of business in which Tenet or its subsidiaries or its affiliates are engaged, provided that Mr. Mackey does not beneficially own more than 1% of any outstanding class of securities of such corporation.

7.    Termination:    Without limiting any other remedy Tenet may have, Tenet may terminate the Consulting Period and this Agreement if, (i) in his capacity as Chief Operating Officer of Tenet Healthcare Corporation or in his capacity as a consultant under this Consulting Agreement, Mr. Mackey was or is guilty of dishonesty, fraud, willful misconduct, self dealing, breach of fiduciary duty (whether or not involving personal profit), a material violation of Tenet's Standards of Conduct, a material failure, neglect or refusal to perform his duties in accordance with Tenet policies, or a material violation of law, or (ii) Mr. Mackey materially breaches this Agreement and fails to cure any curable breach after reasonable notice. In the event of Mr. Mackey's death during the Consulting Period, the Consulting Period will terminate, and (x) Mr. Mackey's spouse or estate may exercise options according to the applicable Tenet option plan terms, (y) SERP benefits will be calculated as of the day before Mr. Mackey's death, and (z) survivor benefits will be paid to Mr. Mackey's eligible spouse in accordance with the terms of the SERP. In the event of Mr. Mackey's total disability during the Consulting Period, Tenet may elect, to the extent not otherwise prohibited by law, to terminate the Consulting Period.

8.    Releases:

        a.     Mr. Mackey covenants that he has no claim, grievance or complaint against Tenet currently pending before any state or federal court, agency, or tribunal; and in exchange for the good and valuable consideration herein, he further covenants not to sue and hereby releases and discharges Tenet, and all of its predecessor, successor, parent, subsidiary, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, "Tenet Releasees") from all statutory and common law claims that Mr. Mackey has or may have against the Tenet Releasees arising prior to Mr. Mackey's execution of this Agreement and/or arising out of or relating to his employment with Tenet or the termination thereof, (herein, "Released Claims"). Without limitation, the Released Claims herein include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act and any analogous local or state law or statute, including without limitation the California Fair Employment and Housing Act, the Texas Commission on Human Rights Act, the Employee Retirement Income Security Act, Worker Adjustment and Retraining Notification Act, and any other claim based upon any act or omission of the Tenet Releasees occurring prior to Mr. Mackey's execution of this Agreement.

        b.     Section 1542 of the Civil Code of the State of California ("Section 1542") provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

  Mr. Mackey waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Mr. Mackey acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542. Mr. Mackey acknowledges and agrees that this Consulting Agreement releases all claims existing or arising prior to Mr. Mackey's execution of this Agreement which Mr. Mackey has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Mr. Mackey and he forever waives all inquiries and investigations into any and all such claims.

        c.     This Consulting Agreement constitutes a voluntary waiver and release of Mr. Mackey's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act ("OWBPA"), Mr. Mackey acknowledges: he has been advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement; he further acknowledges that he is aware that he has twenty-one (21) days during which to consider the provisions of this Agreement, although Mr. Mackey may sign and return it sooner; and he has the right to revoke this Agreement for a period of seven (7) days after his execution. Accordingly, this Agreement shall not become effective or enforceable until the eighth day following Mr. Mackey's execution of this Agreement.

9.    Cooperation and Indemnification:    The parties agree that no provision in this Consulting Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating or settling with any governmental agency in the performance of its investigatory or other lawful duties. Tenet further agrees that nothing in this Consulting Agreement or any act required hereunder shall be deemed a waiver or release by Mr. Mackey of any right he may have to indemnification or legal representation, including without limitation any right Mr. Mackey has to indemnification and legal representation under Tenet's articles of incorporation, bylaws and existing law or of any attorney client or other legal privilege that he may hold.

10.    Confidentiality:    The parties represent and agree that they will keep the terms, amounts and facts of this Consulting Agreement completely confidential, and that they will not hereafter disclose any information concerning this Consulting Agreement to anyone except their respective attorneys or accountants, including, but not limited to, any past, present, or prospective employees of Tenet or any of its parent, subsidiary or related companies or entities, except as may be required by law. Tenet acknowledges that Mr. Mackey and Mr. David L. Dennis have shared information and insights concerning this Consulting Agreement, and such sharing shall not be deemed a violation of this Consulting Agreement.

11.    Arbitration:    The parties agree that any dispute, controversy or claim arising from the employment relationship, and any dispute or controversy arising under, out of or in connection with this Agreement, and any dispute regarding unreleased claims or future claims between the parties, if any, arising under any federal, state, or other governmental unit's statutes, regulations or codes (including but not limited to any anti-discrimination laws), shall be submitted to final and binding arbitration in accordance with the Federal Arbitration Act (FAA), Title 9 of the U.S. Code, or if the FAA is deemed inapplicable as a matter of law, then, and only then, in accordance with the arbitration laws of the state in which Mr. Mackey last performed services for Tenet. The parties agree that such arbitration shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). The arbitrator shall have the authority to award any remedy that would have been available to Mr. Mackey in court under applicable law. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Tenet agrees that Mr. Mackey maximum out-of-pocket expense for the arbitrator and the administrative costs of the AAA will be an amount equal to the local civil filing fee. Notwithstanding the foregoing and without waiving any agreement to arbitrate any of the provisions of Sections 2, 4, 5, 6 or 10, Tenet, in addition to any other right or relief to which it may be entitled, shall be entitled to an order enjoining such breach or threatened breach and specifically enforcing Mr. Mackey's compliance with the provisions thereof. Mr. Mackey hereby agrees that he is hereby estopped and prohibited from arguing that damages are an adequate remedy for any such breach or threatened breach or that such equitable relief is inappropriate under the circumstances.

12.    Choice of Law:    This Consulting Agreement shall be interpreted, enforced and governed under the laws of the State of California without regard to conflicts of laws principles, The language of all parts of this Consulting Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.    Severability:    Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by either party of any violation of any law or regulation or of any liability whatsoever to the other. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for purpose of enforcing this Agreement.

14.    Integration Clause:    The parties agree that this Agreement is contains the entire agreement between the parties regarding the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties pertaining thereto and shall be interpreted according to its terms without regard to prior drafts. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition of this Agreement. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of any such right. Subject to paragraph 11, all remedies are cumulative. This Agreement cannot be modified or amended except in writing, signed by Tenet and Mr. Mackey. This Agreement may be executed in counterparts, each of which shall be an original.

15.    Successorship:    Tenet further agrees that all of its obligations under this Agreement shall be binding and enforceable against any and all of its successor companies and entities. Tenet hereby represents that it has the authority to so bind such successor(s).

16.    Attorneys' Fees.    The parties agree that they each shall bear their own costs and attorneys' fees incurred in connection with the negotiation and preparation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto, having first read the same, have executed this Agreement on the dates hereinafter set forth and hereby warrant and represent that they have the authority to enter into this agreement.

DATED: , 2003	DATED: , 2003
FOR TENET HEALTHCARE CORPORATION
By

Its

Thomas B. Mackey

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CONSULTING AND NON-COMPETE AGREEMENT